PAULA S. MORELLI, CPA P.C.
21 MARTHA STREET
FREEPORT, NY  11520
(516) 378-4258

June 11, 2012

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC
20549

Re: Skajaquoda Group, Inc.
       Commission File Number 333-176727

Sirs,

We have read Item 4.01 of Form 8K, dated April 27, 2012, of Skajaquoda Group, Inc. and are in agreement with the statements contained therein insofar as they relate to our resignation and our audit as of June 30, 2011 and for the period April 29, 2011(inception) to June 30, 2011. We are not in a position to agree or disagree with the statements contained in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,

/s/ Paula S. Morelli CPA
Paula S. Morelli CPA P.C.
Freeport, New York